Prospectus Supplement No. 11	Filed pursuant to Rule 424(b)(3)
to Prospectus dated June 1, 2007	File No. 333-142556
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated June 1, 2007, relating to offers and resales of up to 6,050,000 shares of our common stock, including 2,000,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-142556). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
Departure of Interim Chief Executive Officer; Appointment of Chief Operating Officer
     On March 31, 2008, we announced that Richard Arenschield had been approved and appointed by our board of directors to serve as our interim Chief Executive Officer, which was to become effective immediately upon the effective date of Alvin H. Clemens’ resignation as Chief Executive Officer. On April 1, 2008, Mr. Clemens became Co-Chairman of our board and resigned as Chief Executive Officer.
     On April 8, 2008, our board acknowledged Mr. Arenschield’s resignation as interim Chief Executive Officer. We do not plan to appoint another interim chief executive officer. Our board of directors is proceeding immediately with the search for a permanent chief executive officer.
     Anthony R. Verdi has been appointed by our board to the position of Chief Operating Officer, effective April 8, 2008, in addition to continuing to serve as Chief Financial Officer. As Chief Operating Officer, Mr. Verdi has been authorized by our board to lead our company as the principal executive officer in the absence of a chief executive officer until the appointment of a chief executive officer or until such time as our board determines otherwise. Charles A. Eissa will continue to serve as our President and as a member of our board and will focus his efforts on the further development our Insurint platform.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 15, 2008